                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

              Current Report Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): October 1, 2001


                           THE PRINCETON REVIEW, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE               000-32469            22-3727603
        (State or Other        (Commission File      (I.R.S. Employer
        Jurisdiction of             Number)         Identification No.)
         Incorporation)


                                  2315 BROADWAY
                           NEW YORK, NEW YORK 10024
                   (Address of principal executive offices)


                                 (212) 874-8282
                       (Registrant's telephone number,
                             including area code)

        (Former Name or Former Address, if Changed Since Last Report)
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ITEM 2.     ACQUISITION OR DISPOSITION OF ASSETS.

      On October 1, 2001, The Princeton Review, Inc. (the "Company") completed its purchase of substantially all of the operating assets of Embark.com, Inc. ("Embark"), a developer of online products and services for the college admissions market. Pursuant to an Asset Purchase Agreement, dated as of October 1, 2001, the Company, through its subsidiary Princeton Review Publishing, L.L.C., acquired Embark's college admissions business, which consists primarily of Embark's customer contracts with academic institutions and its technological platform for submitting electronic applications and related services.

      The purchase price paid at closing for the Embark assets was the result of arm's length negotiations and consisted of 875,000 newly issued shares of the Company's common stock, approximately $3.4 million in assumed indebtedness and approximately $2.1 million in other assumed liabilities of Embark, consisting primarily of deferred revenue relating to customer contracts assumed by the Company, net of acquired receivables of approximately $1.0 million. Embark may also receive additional cash payments and up to an additional 125,000 shares of the Company's common stock based on the future revenue performance of the acquired business. No cash was paid to Embark as part of the acquisition. However, in connection with the transaction, the Company made a $1.8 million loan to Embark from working capital, which loan is secured by 300,000 of the shares of the Company's common stock that Embark received as consideration for the acquisition.

      As part of the assumed liabilities, the Company renegotiated and assumed $3.4 million in indebtedness that Embark owed to Comdisco, Inc. ("Comdisco"). The Company entered into an Amended and Restated Loan and Security Agreement, by and among the Company, Comdisco and Embark under which the assumed $3.4 million of subordinated debt is secured by all of the Company's assets and guaranteed by all of the Company's subsidiaries.

      For the year ended December 31, 2000 and the six months ended June 30, 2001, Embark had approximately $7.1 million and $3.9 million in revenue, respectively, and approximately $24.6 million and $7.0 million in net losses, respectively. Upon completion of the acquisition, the Company hired on a permanent basis only approximately 35 of Embark's 130 employees and will seek to achieve additional operating efficiencies and cost savings from the combination of the two businesses. Accordingly, the Company believes that historical operating results of Embark should not be relied upon as an indication of future performance. The Company believes that the business acquired from Embark will be accretive to the Company's fourth quarter 2001 and full year 2002 earnings.

      The foregoing summary of the terms of the acquisition is qualified in its entirety by reference to the Asset Purchase Agreement referenced above, which is attached hereto as Exhibit 2.1, and by the press release issued by the Company on October 2, 2001, which is attached hereto as Exhibit 99.1 and which is hereby incorporated in its entirety.

      All statements in this Form 8-K that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-

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looking statements may be identified by words such as "believe," "intend,"
"expect," "may," "could," "would," "will," "should," "plan," "project," "contemplate," "anticipate" or similar statements. Because these statements reflect the Company's current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for its products and services, its ability to compete effectively, its ability to increase revenue from its Internet operations and the other factors described under the caption "Risk Factors" in the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission (file No. 333-43874). The Company undertakes no obligation to update publicly any forward-looking statements contained in this Form 8-K.


ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)   Financial Statements of Businesses Acquired.

The required financial statements are currently being prepared and will be filed as soon as practicable but not later than sixty days after the date on which this Form 8-K must be filed.

(b)   Pro Forma Financial Information.

The required pro forma financial information is currently being prepared and will be filed as soon as practicable but not later than sixty days after the date on which this Form 8-K must be filed.

(c)   Exhibits.

      2.1 Asset Purchase Agreement, dated as of October 1, 2001, by and among The Princeton Review, Inc., Princeton Review Publishing,
            L.L.C. and Embark.com, Inc.

      99.1  Press release dated October 2, 2001.

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 9, 2001

                                    THE PRINCETON REVIEW, INC.


                                    By      /s/ Stephen Melvin
                                      ----------------------------------------
                                      Name:  Stephen Melvin
                                      Title:  Chief Financial Officer

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                                  EXHIBIT INDEX

Exhibit           Description
-------           -----------

2.1 Asset Purchase Agreement, dated as of October 1, 2001, by and among The Princeton Review, Inc., Princeton Review Publishing,
            L.L.C. and Embark.com, Inc.

99.1        Press release dated October 2, 2001.